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                                                                   EXHIBIT 10(n)

                Executive Life Insurance Program II (the "Plan")

                                Plan Description

ELIGIBILITY: Eligible officers are selected by the Compensation and Organization Committee of the Board of Directors of Oglebay Norton Company (the "Company"). Officers must have completed two (2) years of service to participate in the Plan. Current Plan participants include S. H. Theis and M. P. Juszli.

BENEFITS: Life insurance equal to three (3) times the participant's base salary at time he/she is eligible to participate in the Plan. The Company pays premiums on the insurance policy and an additional amount to "gross-up" participant for income taxes due on the premiums. The insurance policy is owned by the participant.